Exhibit 99.1
Bausch + Lomb Announces Board Changes
VAUGHAN, Ontario, Aug. 18, 2025 – Bausch + Lomb Corporation (NYSE/TSX: BLCO), a leading global eye health company dedicated to helping people see better to live better, today announced that the Amended and Restated Director Appointment and Nomination Agreement, dated as of June 21, 2022, by and among the company and Mr. Carl C. Icahn and certain of his affiliates, terminated pursuant to its terms when the Icahn group’s net long position in the common shares of Bausch + Lomb’s parent company, Bausch Health Companies Inc., fell below the required threshold. In connection with the termination, Brett M. Icahn and Gary Hu have resigned from the Bausch + Lomb Board of Directors.
“I appreciate Brett and Gary’s valuable contributions to the company over the past three years, and wish them well going forward,” said Brent Saunders, chairman and CEO, Bausch + Lomb.
About Bausch + Lomb
Bausch + Lomb is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from birth through every phase of life. Its comprehensive portfolio of approximately 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with approximately 13,500 employees and a presence in approximately 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario, with corporate offices in Bridgewater, New Jersey. For more information, visit www.bausch.com and connect with us on Facebook, Instagram, LinkedIn, X and YouTube.

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